Exhibit 10.2

CINCINNATI FINANCIAL CORPORATION

INCENTIVE COMPENSATION PLAN

I.

Purpose

The purpose of the Cincinnati Financial Corporation Incentive Compensation Plan (“Plan”) is to provide the president and chief executive officer and the four most highly compensated officers other than the president and chief executive officer (“Participants”) of Cincinnati Financial Corporation and its subsidiaries on a consolidated basis (“Company”) with bonus compensation based upon the achievement of pre-established performance goals, as well as to maintain the Company’s income tax deduction for the entire amount of the annual compensation paid to the Participants pursuant to Section 162(m) of the Internal Revenue Code.

II.

Administration of Plan

The Plan shall be administered by the Company’s Compensation Committee (“Committee”), which shall at all times consistent of two or more outside directors, as defined in Internal Revenue Service regulations.  The Committee shall have full power and authority to administer and interpret the Plan and to establish rules for its administration.  The Committee, in making any determination under or referred to in the Plan, shall be entitled to rely on opinions, reports or statements of officers, employees, legal counsel and the public accountants of the Company, and upon the published financial reports of the Company’s Peer Group, as the term is hereinafter defined.

III.

Eligibility

Eligibility for participation in the Plan is limited to the president and chief executive officer and the four most highly compensated officers other than the president and chief executive officer of Cincinnati Financial Corporation and its subsidiaries on a consolidated basis, as more fully described by the regulations adopted by the Securities and Exchange Commission under the Securities’ Exchange Act of 1934.

IV.

Effective Date of Plan

The Plan shall go into effect on the date of approval by the Company’s Board of Directors, conditioned upon shareholder approval at the next Annual Meeting of Shareholders.

V.

Awards

Each Participant is eligible to receive an award of up to $1,000,000 annually pursuant to the Performance-Based Formula set forth in Section VI.  If, because of death, retirement, termination, or other reason, more than one employee holds the office of president and chief executive officer in any calendar year, the Committee retains discretion to divide, as it deems appropriate, any award under this Plan among those employees.  In no event will the total amount awarded to employees who held the same office exceed $1,000,000 in any calendar year.

VI.

Performance-Based Formula

A.

Awards under the Plan shall be earned upon the achievement by the Company of any two of the following performance goals:

1.

a specified percentage increase in gross direct written premiums for the calendar year over those for the prior year;

2.

a specified percentage increase in operating income for the calendar year over that of the prior year (In calculating the Company’s operating income, the effects of capital gains and losses and accounting changes shall not be considered nor will losses attributable to catastrophes which are assigned catastrophe numbers by the American Insurance Services Offices);

3.

exceeding the median annual percentage increase in earnings per share for the Company’s Peer Group for the calendar year, including the effects of catastrophic losses, but excluding the effects of capital gains and losses and accounting changes.

As soon as practicable either before or within 90 days after the beginning of each calendar year, the Committee shall establish written targets for the percentage increases described in Paragraphs 1 and 2 above.

For purposes of Paragraph 3 above, the Company’s Peer Group includes the following:  Chubb, Ohio Casualty, St. Paul Companies, Safeco and Selective Insurance Company.

B.

Notwithstanding anything to the contrary in this Plan, the Committee retains complete discretion to reduce the amount of or eliminate the award for any Participant in light of factors deemed appropriate by the Committee, but in no event may any award be increased beyond $1,000,000 for any calendar year.

VII.

Determination and Payment of Award

Awards shall be determined by the Committee and paid by the Company as soon as practicable after the Committee is able to certify that at least two of the three performance goals established under Section VI are in fact satisfied. In no event shall the Awards be paid later than two and one-half months following the close of the calendar year in which the performance goals are satisfied.

VIII.

Miscellaneous

A.

No Participant shall have any claim or right to be granted an award under the Plan and there shall be no obligation on behalf of the Company or the Committee for uniformity of treatment among Participants.  Awards under the Plan may not be attached, assigned or alienated in any manner.

B.

Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant any right to be retained in the employ of the Company.

C.

The Company shall have the right to deduct from any award to be paid under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment.

D.

The Plan shall be governed by the laws of the State of Ohio and by applicable Federal Laws.

E.

The Board of Directors of the Company may modify or terminate the Plan at any time, except that no modification shall affect awards previously granted.  Any such modification shall be effective at such date as the Board may determine.